Exhibit 99.1

PQ Group Holdings Inc. Reports Third Quarter 2017 Results

Strong revenue and Adjusted EBITDA growth in Q3 ahead of expectations; raising full year estimates

Highlights

  Sales increased by 5.9% over the prior year third quarter due to organic growth and contribution from the Sovitec acquisition
  Zeolyst Joint Venture sales grew by 33.3% in the third quarter to $37.6 million on higher demand for specialty and hydrocracking catalysts
  Net loss of ($3.4) million improved $6.6 million versus the prior year quarter
  Third quarter Adjusted EBITDA* increased by 5.5% to $119.9 million over the prior year quarter
  Company issues full year 2017 Adjusted EBITDA guidance of $447 million to $453 million on improved outlook

MALVERN, Pa.--(BUSINESS WIRE)--November 13, 2017--PQ Group Holdings Inc. (NYSE:PQG) (“PQ” or the “Company”), an integrated global provider of catalysts, specialty materials and chemicals, and services, today reported results for the third quarter ended September 30, 2017.

Third quarter sales increased 5.9% to $391.8 million, compared to $370.0 million in the prior year period. Sales growth resulted from organic growth driven by favorable price and mix and the contribution of the Sovitec acquisition, completed on June 12, 2017; these factors more than offset the negative impact of Hurricane Harvey, which caused a temporary shutdown of two refining services plants in southeast Texas.

For the third quarter, net loss of ($3.4) million improved $6.6 million compared to the prior year period. Net loss per share was ($0.03) compared to a net loss per share of ($0.10) in the prior year period.

Third-quarter 2017 Adjusted EBITDA increased 5.5% to $119.9 million, compared to $113.6 million in the comparable period of 2016. Adjusted EBITDA margin* of 27.9% in the quarter was in line with the prior year level.

Jim Gentilcore, Chief Executive Officer of PQ Group Holdings Inc., commented, “The third quarter marked an important milestone for our Company with the completion of our initial public offering, which allowed us to pay down $446 million of debt. This quarter demonstrated the unique combination of growth and stability that PQ offers to its shareholders. In our first public quarter, the diversity of our customer base, the secular strength of our markets, and the value added nature of our customer relationships combined to deliver performance which exceeded our internal expectations.”

Gentilcore continued, “We remain focused on a few primary goals. These are: to continue the rapid growth of our high margin catalyst segment; to accelerate the growth in our Performance Materials & Chemicals segment with a sharp focus on profitable adjacent markets; to increase free cash flow conversion; and to deploy capital to maximize shareholder returns through deleveraging, organic growth investments and selective tuck in acquisitions.”

*Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted earnings per share are non-GAAP measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP, in “Presentation of Non-GAAP Financial Measures” and the attached table “PQ Non-GAAP Reconciliations.”

Results of Operations

Environmental Catalysts & Services

The Company increased third quarter 2017 sales in Environmental Catalysts & Services (EC&S), which do not include Zeolite Catalyst sales of our Zeolyst Joint Venture, by 1.1% to $115.5 million, compared to $114.3 million in the prior year period. This growth reflects the favorable impact of our regeneration services contract renewals, partially offsetting lower volume as a result of Hurricane Harvey. Sales in our Zeolyst Joint Venture increased by 33.3% to $37.6 million, compared to the prior year period of $28.2 million, due to increased specialty catalyst sales and higher demand for hydrocracking catalysts. Despite the negative impact of weather during the quarter, the Company continued to benefit from an increase in hydrocracking activity as well as higher demand for alkylate inputs to the US gasoline stock and for catalysts to lower tailpipe emissions from diesel fuels.

EC&S Adjusted EBITDA increased 9.8% to $61.9 million, which represented an Adjusted EBITDA margin of 40.4% including our Zeolyst Joint Venture, compared to third quarter 2016 Adjusted EBITDA of $56.4 million, which represented a 39.6% Adjusted EBITDA margin. Higher Adjusted EBITDA is the result of higher pricing from regeneration services contract renewals and a $4.0 million increase in Zeolite Catalyst results, partially offset by costs incurred due to Hurricane Harvey. The increase in margin reflects higher average selling prices and favorable product mix during the period.

As disclosed during the recent public offering, the Company’s refining services facilities in Houston and Baytown experienced brief shut downs as a result of Hurricane Harvey. They have since resumed normal operations. Adjusted EBITDA was unfavorably impacted by $4.7 million in the third quarter of 2017, which excludes any potential offsets from insurance claim settlements.

Performance Materials & Chemicals

The Company grew third quarter 2017 Performance Materials & Chemicals (PM&C) sales by 8.2% to $277.1 million compared to the prior year period of $256.1 million. This growth reflects favorable price and customer mix, the inclusion of the Sovitec acquisition, and favorable foreign currency translation of approximately $4.4 million relative to prior year.

PM&C Adjusted EBITDA increased 2.0% to $65.9 million, representing an Adjusted EBITDA margin of 23.8%, compared to third quarter 2016 Adjusted EBITDA of $64.6 million, which represented an Adjusted EBITDA margin of 25.2%. The increase in Adjusted EBITDA was primarily driven by contributions from the Sovitec acquisition, although at a lower margin rate as the Company works to realize expected integration benefits. Segment results and margins were also impacted by startup costs related to our new ThermoDrop® product.

Interest Expense

Net interest expense was $49.1 million for the third quarter 2017 compared with $48.6 million in the prior year period. In the fourth quarter, the Company expects quarterly interest expense to decline by approximately $13.4 million as a result of the repayment of $446.2 million of unsecured notes which was completed on October 3, 2017 following the closing of our initial public offering. After this repayment, the outstanding principal balance of these unsecured notes was $78.8 million.

Income Taxes

Third quarter 2017 income taxes were $5.2 million, compared to a tax benefit in the prior year of $3.5 million. The difference in the effective rate was primarily due to the impact of the tax effect on our foreign currency gain (losses) recognized as a discrete item for the purposes of calculating the effective tax rate. After excluding the impact of the foreign currency losses, the higher effective rate compared to the U.S. federal statutory income tax rate was due to the tax effect of repatriating foreign earnings back to the U.S. as dividends, partially offset by the lower tax rates in foreign jurisdictions in excess of the U.S. federal rate.

Net Income and Earnings Per Share

Third quarter net loss was ($3.4) million, or ($0.03) per diluted share, compared to a third quarter 2016 net loss of ($10.0) million, or ($0.10) per diluted share. Adjusted net income*, which primarily excludes non-operating income and expenses, was $11.2 million, or $0.11 per diluted share*, compared to $12.3 million, or $0.12 per diluted share in 2016.

Balance Sheet and Cash Flow

At September 30, 2017, the Company had cash and cash equivalents of $68.8 million, and total debt outstanding of $2.7 billion. Following the closing of our initial public offering and repayment of our unsecured notes with the proceeds therefrom, the Company had total net debt of $2.26 billion on October 3, 2017.

Through the first nine months of 2017, the Company had cash flow from operating activities of $109.8 million, compared to $96.1 million in the comparable period in 2016 on a GAAP basis.

2017 Outlook

Based on year-to-date results and management’s improved expectations for the balance of the year, the Company’s full year 2017 outlook is as follows:

  Net sales including the Zeolyst Joint Venture of $1,585 million to $1,605 million
  Adjusted EBITDA of $447 million to $453 million
  Depreciation of $120 million to $125 million
  Amortization of $53 million to $55 million
  Interest expense of $176 million to $178 million
  Capital expenditures of $140 million to $150 million

Investor Call

The Company's performance for the third quarter ended September 30, 2017 will be discussed on a conference call at 5:00 PM Eastern time on November 13, 2017. A live webcast of the call can be accessed at www.investor.pqcorp.com. To access the call, participants may dial toll-free at 1-866-807-9684 or 1-412-317-5415 (international) and ask to join the PQ Corporation Earnings Call.

About PQ Group Holdings Inc.

PQ Group Holdings Inc. is an integrated global provider of catalysts, specialty materials and chemicals, and services. Our environmental catalysts and services business is a leading global innovator and producer of catalysts for the refinery, emissions control, and petrochemical industries and is also a leading provider of catalyst recycling services to the North American refining industry. Our performance materials and chemicals business is a silicates and specialty materials producer with leading supply positions for the majority of our products sold in North America, Europe, South America, Australia and Asia serving diverse and growing end uses such as personal and industrial cleaning products, fuel efficient tires, surface coatings, and food and beverage products.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures - adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted earnings per share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. Each of the Adjusted EBITDA non-GAAP financial measures includes an adjustment for depreciation, amortization and interest of the Company’s 50% share of its Zeolyst Joint Venture, which is accounted for under the equity method of accounting. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, nonrecurring or other items that are included in net income and EBITDA that the Company does not consider indicative of ongoing operating performance, and (iii) depreciation, amortization and interest of the Company’s 50% share of its Zeolyst Joint Venture. Adjusted net income consists of net income (loss) adjusted for (i) non-operating income or expense and (ii) the impact of certain non-cash or other items that are included in net income (loss) that the Company does not consider indicative of ongoing operating performance. Adjusted diluted earnings per share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are reconciled from the respective measures under GAAP in the attached table “PQ Non-GAAP Reconciliations.”

Note on Forward-Looking Statements

Some of the information contained in this press release constitutes “forward-looking statements”. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our results of operations, financial condition, liquidity, prospects, growth, strategies, product and service offerings and 2017 outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, currency exchange rates and other factors, including those described in the sections titled “Risk Factors” and “Management Discussion & Analysis of Financial Condition and Results of Operations” in the final prospectus for our initial public offering, dated September 28, 2017, which is available on the SEC’s website at www.sec.gov. Additional information will be made available by our quarterly reports on Form 10-Q and other filings that we make from time to time with the SEC. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Summary of Segment Sales and Adjusted EBITDA
(unaudited)

			Historical	Proforma[1]
(in millions)	For the three months ended September 30		For the nine months ended September 30
	2017	2016	2017	2016 Proforma
Sales
Performance Chemicals	$175.5	$167.8	$515.5	$505.3
Performance Materials	104.4	90.2	257.7	238.9
Eliminations	(2.8)	(1.9)	(7.3)	(6.1)
Performance Materials & Chemicals	$277.1	$256.1	$765.9	$738.1

Silica Catalyst	$15.1	$21.0	$52.3	$64.3
Refining Services	100.4	93.3	298.5	279.3
Environmental Catalyst & Services	$115.5	$114.3	$350.8	$343.6

Corporate	(0.8)	(0.4)	(2.7)	(1.4)

Total Sales	$391.8	$370.0	$1,114.0	$1,080.3

Zeolyst International Sales	$37.6	$28.2	$101.0	$85.3

			Historical	Proforma[1]
(in millions)	For the three months ended September 30		For the nine months ended September 30
Adjusted EBITDA	2017	2016	2017	2016 Proforma
Performance Materials & Chemicals	$65.9	$64.6	$184.8	$184.3

Environmental Catalyst & Services	61.9	56.4	182.6	160.0

Corporate	(7.9)	(7.4)	(23.5)	(22.8)

Total Adjusted EBITDA	$119.9	$113.6	$343.9	$321.5

(1)	The unaudited pro forma statements of operations reflect pro forma adjustments to the results of PQ Group Holdings to give effect to the Business Combination and the related financing transactions as if they had occurred on January 1, 2015. We believe that the unaudited pro forma statements of operations are a useful presentation of our results of operations as they provide comparative information, period-over-period, on a more comparable basis.

Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share amounts)	2017	2016	2017	2016	2016 Pro Forma
Sales	$391.8	$370.0	$1,114.0	$741.4	$1,080.3
Cost of goods sold	289.3	274.7	821.3	557.7	791.2
Gross profit	102.5	95.3	292.7	183.7	289.1
Selling, general and administrative expenses	36.2	36.0	105.9	74.0	111.5
Other operating expense, net	19.8	15.0	47.2	40.6	55.9
Operating income	46.5	44.3	139.6	69.1	121.7
Equity in net (income) from affiliated companies	(10.3)	4.6	(24.9)	9.3	(8.9)
Interest expense	49.1	48.6	144.0	94.4	142.6
Debt extinguishment costs	0.5	-	0.5	11.9	-
Other expense, net	5.1	4.2	21.7	7.2	1.7
Income (loss) before income taxes and noncontrolling interest	2.1	(13.1)	(1.7)	(53.7)	(13.7)
Provision for (benefit from) income taxes	5.2	(3.5)	5.3	36.0	42.3
Net loss	(3.1)	(9.6)	(7.0)	(89.7)	(56.0)
Less: Net income attributable to the noncontrolling interest	0.3	0.4	0.4	0.7	1.4
Net loss attributable to PQ Group Holdings Inc.	$(3.4)	$(10.0)	$(7.4)	$(90.4)	$(57.4)

Net loss per common share:
Basic loss per share	$(0.03)	$(0.10)	$(0.07)	$(1.10)	$(0.70)
Diluted loss per share	$(0.03)	$(0.10)	$(0.07)	$(1.10)	$(0.70)

Weighted average shares outstanding:
Basic	104,096,837	103,783,719	104,020,180	81,986,221	81,986,221
Diluted	104,096,837	103,783,719	104,020,180	81,986,221	81,986,221

Consolidated Balance Sheet
(unaudited)

(in millions, except per share amounts)	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$68.8	$70.7
Receivables, net	212.0	160.6
Inventories	235.9	227.0
Prepaid and other current assets	29.1	34.4
Total current assets	545.8	492.7
Investments in affiliated companies	479.4	459.4
Property, plant and equipment, net	1,209.0	1,181.4
Goodwill	1,306.5	1,241.4
Other intangible assets, net	800.4	816.6
Other long-term assets	74.5	68.2
Total assets	$4,415.6	$4,259.7
LIABILITIES
Notes payable and current maturities of long-term debt	$54.3	$14.5
Accounts payable	129.8	128.5
Accrued liabilities	112.7	99.4
Total current liabilities	296.8	242.4
Long-term debt	2,597.5	2,547.7
Deferred income taxes	319.7	318.5
Other long-term liabilities	120.6	123.1
Total liabilities	3,334.6	3,231.7
Commitments and contingencies (Note 16)
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 106,219,759 and 106,452,330 on September 30, 2017 and December 31, 2016, respectively; outstanding shares 104,109,932 and 106,430,811 on September 30, 2017 and December 31, 2016, respectively	1.1	0.1
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on September 30, 2017 and December 31, 2016	-	-
Additional paid-in capital	1,169.8	1,167.1
Accumulated deficit	(97.8)	(90.4)
Treasury stock, at cost; shares 21,519 on December 31, 2016	-	(0.2)
Accumulated other comprehensive income (loss)	3.0	(53.7)
Total PQ Group Holdings Inc. equity	1,076.1	1,022.9
Noncontrolling interest	4.9	5.1
Total equity	1,081.0	1,028.0
Total liabilities and equity	$4,415.6	$4,259.7

Consolidated Statement of Cash Flows
(unaudited)
	Nine Months Ended September 30,
(in millions)	2017	2016
Cash flows from operating activities:
Net loss	$(7.0)	$(89.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	90.0	60.2
Amortization	39.1	25.4
Acquisition accounting valuation adjustments on inventory sold	0.9	23.5
Amortization of deferred financing costs and original issue discount	6.6	11.2
Debt extinguishment costs	0.3	7.2
Debt modification creditor fees capitalized	-	(1.9)
Foreign currency exchange loss	21.6	6.2
Pension and postretirement healthcare benefit expense	2.6	2.7
Pension and postretirement healthcare benefit funding	(7.5)	(2.3)
Deferred income tax expense	(12.4)	18.7
Net loss on asset disposals	6.4	2.3
Supplemental pension plan mark-to-market gain	(0.7)	(0.4)
Stock compensation	3.9	4.9
Equity in net (income) loss from affiliated companies	(24.9)	9.3
Dividends received from affiliated companies	18.9	0.3
Working capital changes that provided (used) cash, excluding the effect of business combinations:
Receivables	(28.9)	3.5
Inventories	4.9	13.8
Prepaids and other current assets	(6.0)	(0.8)
Accounts payable	(9.0)	(7.3)
Accrued liabilities	13.5	10.1
Other, net	(2.5)	(0.8)
Net cash provided by operating activities	109.8	96.1
Cash flows from investing activities:
Purchases of property, plant and equipment	(90.2)	(69.8)
Investment in affiliated companies	(9.0)	-
Change in restricted cash, net	12.1	(6.3)
Loan receivable under the New Markets Tax Credit Arrangement	(6.2)	(7.8)
Business combinations, net of cash acquired	(41.6)	(1,777.7)
Other, net	0.4	-
Net cash used in investing activities	(134.5)	(1,861.6)
Cash flows from financing activities:
Draw down of revolver	302.7	118.0
Repayments of revolver	(270.1)	(125.0)
Issuance of long-term debt under the New Market Tax Credit arrangement	8.8	11.0
Issuance of long-term debt, net of original issue discount and financing fees	-	1,183.6
Issuance of long-term notes, net of original issue discount and financing fees	-	1,106.4
Debt issuance costs	(1.2)	(5.4)
Repayments of long-term debt	(10.3)	(476.0)
Interest hedge premium	-	(1.6)
Equity contribution	-	6.6
Stock repurchase	-	(2.5)
Distributions to noncontrolling interests	(0.7)	(0.5)
Net cash provided by financing activities	29.2	1,814.6
Effect of exchange rate changes on cash and cash equivalents	(6.4)	(2.4)
Net change in cash and cash equivalents	(1.9)	46.7
Cash and cash equivalents at beginning of period	70.7	25.2
Cash and cash equivalents at end of period	$68.8	$71.9

Reconciliation of Net Loss to Adjusted EBITDA
(unaudited)

			Historical	Pro Forma
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016
Reconciliation of net loss to Adjusted EBITDA
Net loss attributable to PQ Group Holdings Inc. and Subsidiaries	$(3.4)	$(10.0)	$(7.4)	$(57.4)
Benefit for income taxes	5.2	(3.5)	5.3	42.3
Interest expense, net	49.1	48.6	144.0	142.6
Depreciation and amortization	45.9	43.6	129.1	123.2
EBITDA	96.8	78.7	271.0	250.7
Joint venture depreciation, amortization and interest (a)	2.6	2.7	8.1	7.9
Amortization of investment in affiliate step-up(b)	1.7	12.3	6.9	15.3
Amortization of inventory step-up(c)	-	5.8	0.9	5.8
Debt extinguishment costs	0.5	-	0.5	-
Net loss on asset disposals (d)	3.5	0.6	6.4	2.9
Foreign currency exchange gain (loss) (e)	5.3	3.2	21.6	1.0
Non-cash revaluation of inventory, including LIFO	0.8	0.3	3.2	0.8
Management advisory fees (f)	1.3	1.3	3.8	4.0
Transaction related costs (g)	1.0	1.7	5.3	5.3
Equity-based and other non-cash compensation	1.0	1.1	3.9	4.4
Restructuring, integration and business optimization expense (h)	5.0	2.8	8.0	16.2
Defined benefit plan pension cost(i)	0.8	1.2	2.2	4.0
Other (j)	(0.4)	1.9	2.1	3.2

Adjusted EBITDA	119.9	113.6	343.9	321.5

Unallocated corporate expenses	7.9	7.4	23.5	22.8
Total Segment Adjusted EBITDA	$127.8	$121.0	$367.4	$344.3

Reconciliation of Net Loss to Adjusted Net Income
(unaudited)

			Historical	Pro Forma
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016

Reconciliation of net loss to adjusted net income
Net loss attributable to PQ Group Holdings Inc. and Subsidiaries	$(3.4)	$(10.0)	$(7.4)	$(57.4)
Amortization of investment in affiliate step-up(b)	1.0	7.5	4.0	9.4
Amortization of inventory step-up(c)	-	3.6	0.5	3.6
Debt extinguishment costs	0.3	-	0.3	-
Net loss on asset disposals (d)	2.1	0.4	3.7	1.8
Foreign currency exchange gain (loss) (e)	5.2	4.3	14.9	2.5
Non-cash revaluation of inventory, including LIFO	0.5	0.2	1.9	0.5
Management advisory fees (f)	0.8	0.8	2.2	2.4
Transaction related costs (g)	0.6	1.0	3.1	3.2
Equity-based and other non-cash compensation	0.7	0.7	2.2	2.7
Restructuring, integration and business optimization expense (h)	2.9	1.8	4.6	9.9
Defined benefit plan pension cost(i)	0.5	0.8	1.3	2.5
Other (j)	-	1.2	1.2	2.0

Adjusted net income (loss)	$11.2	$12.3	$32.5	$(16.9)

Adjusted net income (loss) per share:
Basic loss per share	$0.11	$0.12	$0.31	$(0.21)
Diluted loss per share	$0.11	$0.12	$0.31	$(0.21)

Weighted average shares outstanding:
Basic	104,096,837	103,783,719	104,020,180	81,986,221
Diluted	104,614,448	103,783,719	104,260,167	81,986,221

a)	We use Adjusted EBITDA, adjusted net income, and adjusted diluted EPS, as a performance measure to evaluate our financial results. Because our environmental catalysts and services segment includes our 50% interest in our Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of our Zeolyst Joint Venture.

b)	Represents the amortization of the fair value adjustments associated with the equity affiliate investment in our Zeolyst Joint Venture as a result of the Business Combination. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of our Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with inventory, fixed assets and intangible assets, such as customer relationships, formulations and product technology.

c)	As a result of the Business Combination, there was a step-up in the fair value of inventory at PQ Holdings, which is amortized through cost of goods sold in the income statement.

d)	We do not have a history of significant asset disposals. However, when asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.

e)	Reflects the exclusion of the negative or positive transaction gains and losses of foreign currency in the income statement primarily related to the Euro denominated term loan and the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.

f)	Reflects consulting fees paid to CCMP and affiliates of INEOS for consulting services that include certain financial advisory and management services. These payments ceased as of the effective date of our initial public offering.

g)	Relates to certain transaction costs described in our condensed consolidated financial statements for the quarter and year to date period ended September 30, 2017 as well as other costs related to several transactions that are completed, pending or abandoned and that we believe are not representative of our ongoing business operations.

h)	Includes the impact of restructuring, integration and business optimization expenses that are related to specific, one-time items, including severance for a reduction in force and post-merger integration costs that are not expected to recur.

i)	Represents adjustments for defined benefit pension plan costs in our income statement. More than two-thirds of our defined benefit pension plan obligations are under defined benefit pension plans that are frozen and the remaining obligations primarily relate to plans operated in certain of our non-U.S. locations that, pursuant to jurisdictional requirements, cannot be frozen. As such, we do not view such expenses as core to our ongoing business operations.

j)	Other costs consist of certain expenses that are not core to our ongoing business operations and are generally related to specific, one-time items, including environmental remediation-related costs associated with the legacy operations of our business prior to the Business Combination, capital and franchise taxes, non-cash asset retirement obligation accretion and the initial implementation of procedures to comply with Section 404 of the Sarbanes-Oxley Act.

CONTACT:
Investors:
ICR
Michael Callahan, 203-682-8311
Michael.Callahan@icrinc.com